                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             NALCO CHEMICAL COMPANY
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount previously paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

[LOGO OF NALCO CHEMICAL]

                                                                 March 17, 1995

Dear Stockholder:

  We cordially invite you to attend the 1995 Annual Meeting of Stockholders. It will be held at the Company's Corporate and Technical Center, One Nalco Center, Naperville, Illinois, beginning at 10:00 A.M. on Thursday, April 20, 1995. The Corporate and Technical Center is located at the Southeast corner of the intersection of Illinois Route 59 and the East-West Tollway (Interstate Route 88).

  The attached Notice of Meeting and Proxy Statement cover the formal business items to be considered at this meeting. We also will report on current operations and answer stockholder questions.

  We hope you will be able to attend. If you cannot do so, we urge you to exercise your right to vote by promptly returning your signed proxy card in the enclosed prepaid envelope.

                                Sincerely yours,

                                [SIGNATURE OF E. J. MOONEY]

                                E. J. Mooney

                             NALCO CHEMICAL COMPANY

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 20, 1995

To Nalco Stockholders:

  The Annual Meeting of Stockholders of Nalco Chemical Company will be held at the Company's Corporate and Technical Center, One Nalco Center, Naperville, Illinois, on Thursday, April 20, 1995, at 10:00 A.M., to consider and vote upon the following proposals:

    1. Election of three Class II directors and one Class I director.

    2. Approval of Independent Auditors.

  The Board of Directors has designated the close of business on February 21, 1995 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

  Please complete, sign, date and return the proxy promptly in the enclosed envelope so that your shares will be represented at the meeting.

                         [SIGNATURE OF SUZZANNE J. GIOIMO]

                         Suzzanne J. Gioimo
                         Secretary

Naperville, Illinois
March 17, 1995

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

  This Proxy Statement is furnished commencing approximately March 17, 1995, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Nalco Chemical Company (the "Company") to be held on April 20, 1995, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The accompanying Proxy is solicited by and on behalf of the Board of Directors of the Company and is revocable by written notice to the Company or by any later dated proxy at any time prior to its use at the Annual Meeting.

  The Company will bear the cost of the solicitation. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, N.Y. 10005 to aid in the solicitation of proxies from banks, brokers, other custodians, nominees and fiduciaries and institutional holders at a cost not to exceed $10,000 plus reasonable out of pocket expenses. In addition, certain directors, officers and other employees of the Company, not specifically employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telefax. The Company will reimburse banks, brokers or other nominees for the expenses incurred in forwarding proxy material to beneficial owners.

  It is the Company's policy that all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, when such disclosure is expressly requested by a shareholder, during a contested election for the Board of Directors or in the event of a contested proxy solicitation, and that the tabulators and the inspectors of election be independent and not employees of the corporation.

PROPOSAL 1.

                             ELECTION OF DIRECTORS

  The Board of Directors currently consists of eleven directors elected for staggered terms which expire alternately over a three-year period. C. W. Parry reached the mandatory Board retirement age and will retire from the Board as of April 20, 1995. The present term of the Class II directors expires at the 1995 Annual Meeting. The Board of Directors therefore proposes the election of three Class II directors to serve for three years until the 1998 Annual Meeting, and in each case until their successors have been elected and qualified. In addition, Jose Luis Ballesteros was elected as a Class I Director by the Board effective January 1, 1995 and is proposed for election by the shareholders to serve for the remainder of a Class I term expiring in 1997. Shares represented by proxies, which are returned properly signed, will be voted for the nominees named in the following table unless the stockholder indicates on the proxy that authority to vote the shares is withheld. Each of the nominees has consented to serve as a director if elected. If any nominee becomes unavailable for election, the proxy may be voted for such substitute nominee as the Board of Directors may designate or the Board may reduce the number of directors to eliminate the vacancy.

                                                                         YEAR
                                                                        BECAME
         NAME             PRINCIPAL OCCUPATION OR EMPLOYMENT       AGE DIRECTOR
         ----             ----------------------------------       --- --------

    The nominee for Class I Director for election at the 1995 Annual
  Meeting for a term to expire in 1997 is as follows:

   J. L.             Executive Vice Chairman, President and         53   1995
   Ballesteros.....  Chief Executive Officer, Grupo Synkro, S.A.
                     de C.V.

    The nominees for Class II Directors for election at the 1995 Annual
  Meeting for a term to expire in 1998 are as follows:

   H. Corless......  Retired; formerly Chairman, ICI Americas,      66   1989
                     Inc.
   H. M. Dean......  Chairman and Chief Executive Officer, Dean     57   1987
                     Foods Company
   E. J. Mooney....  Chairman, Chief Executive Officer and          53   1988
                     President, Nalco

    The present directors whose terms continue after the 1995 Annual
  Meeting are as follows:

    The Class III Directors with terms to expire in 1996 are:

   H. G. Bernthal..  Chairman, CroBern, Inc.                        66   1980
   W. A. Pogue.....  Retired; formerly Chairman and Chief           67   1981
                     Executive Officer, CBI Industries, Inc.
   J. J. Shea......  Vice Chairman, President and Chief             57   1993
                     Executive Officer, Spiegel, Inc.

    The Class I Directors with terms to expire in 1997 are:

   J. P. Frazee,     Retired; formerly President and Chief          50   1985
   Jr..............  Operating Officer, Sprint Corporation
   A. L. Kelly.....  Managing Partner, KEL Enterprises Ltd.         57   1992
   F. A. Krehbiel..  Chairman and Chief Executive Officer, Molex    53   1990
                     Incorporated

BIOGRAPHY OF NOMINEE FOR CLASS I DIRECTOR

  J. L. Ballesteros has been Executive Vice Chairman since 1983 and President and Chief Executive Officer since 1988 of Grupo Synkro, S. A. de C. V. (a holding company). He has been

Executive Vice Chairman, President and Chief Executive Officer since 1994 for both Kayser Roth Corporation (US based-hosiery) and Arcoplus, S. A. (Argentina based-hosiery), and for Cannon Mills, S. A. de C. V. (producer of men's and women's hosiery), Calzado Puma, S. A. de C. V. (shoe manufacturer) and Grupo Prolar, S. A. de C. V. (manufacturer of home cleaning products and home and garden products) since 1988 all of which companies are subsidiaries of Grupo Synkro, S. A. de C. V. Other directorships: Grupo Mexicano de Desarrollo, S. A. de C. V., Corporacion Mexicana de Aviacion, S. A. de C. V., Grupo Financiero Inverlat, S. A. de C. V., Grupo Financiero Invermexico, S. A. de C. V., Grupo Financiero Multivalores, S. A. de C. V., Fimsa Grupo Financiero, S. A. de C. V., and Kativo Chemical Industries, S. A.

BIOGRAPHY OF NOMINEES FOR CLASS II DIRECTORS

  H. Corless was Chairman of ICI Americas, Inc. (a company engaged in manufacture and sale of chemicals and pharmaceuticals) and ICI American Holdings, Inc. (a holding company), subsidiaries of Imperial Chemicals Industries PLC ("ICI") (a worldwide chemical manufacturer, headquartered in London) from 1986 to 1989 when he retired. He was director of C-I-L Inc. (a Canadian subsidiary of ICI and manufacturer of chemicals, fertilizers, industrial explosives, paints and plastics) from 1982 to 1989. Other directorships: Delaware Trust Company, Meridian Bancorp, Inc., Uniroyal Chemical Corporation and the Medical Center of Delaware, Inc.

  H. M. Dean has been Chairman of Dean Foods Company (a diversified food processor and distributor) since 1989. He became Chief Executive Officer in 1987. Other directorships: Ball Corporation, Yellow Corporation and Dean Foods Company.

  E. J. Mooney was elected Chief Executive Officer of Nalco effective April, 1994 and Chairman of the Board effective July, 1994. He has been President since 1990. He was Chief Operating Officer from 1992 to 1994, and Executive Vice President, U.S. Operations, from 1988 to 1990. Other directorship: CBI Industries, Inc.

BIOGRAPHIES OF OTHER DIRECTORS

  H. G. Bernthal has been Chairman of CroBern, Inc. (a healthcare investment company) since 1986. Other directorships: Butler Manufacturing Company and National-Standard Company.

  J. P. Frazee, Jr., was President and Chief Operating Officer of Sprint Corporation (a diversified telecommunications company) from March, 1993 to August, 1993. He was Chairman and Chief Executive Officer of Centel Corporation (a telecommunications firm) from 1988 to 1993. Other directorships: Dean Foods Company and Security Capital Group Incorporated.

  A. L. Kelly has been the Managing Partner of KEL Enterprises L.P. (a holding and investment partnership) since 1982. Other directorships: Bayerische Motoren Werke (BMW) A.G., Deere & Company, Northern Trust Corporation and its principal banking subsidiary, The Northern Trust Company, and Snap-on Incorporated.

  F. A. Krehbiel has been Chairman and Chief Executive Officer of Molex Incorporated (a manufacturer and distributor of electrical and electronic devices) since 1993. From 1988 to 1993 he was Vice Chairman and Chief Executive Officer. Other directorships: Tellabs, Inc., Northern Trust Corporation and its principal banking subsidiary, The Northern Trust Company, and Molex Incorporated.

  W. A. Pogue was Chairman and Chief Executive Officer of CBI Industries, Inc. (a company engaged in metal plate fabrication, industrial gases, real estate and investments), a position he held from 1982 to 1989. Other directorships:
Bethlehem Steel Corporation, and Amerada Hess Corp.

  J. J. Shea has served as President and Chief Executive Officer of Spiegel, Inc. (apparel, specialty retail and catalog sales) since 1985 and as Vice Chairman since 1989. Other directorship: Spiegel, Inc.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

  The Board of Directors held seven regular and special meetings in 1994. Each director attended more than 75% of the meetings of the Board of Directors and Committees on which he served.

  The Executive Committee. The Executive Committee, presently composed of four directors, three of whom are non-employee directors, may exercise all of the authority of the Board of Directors except for, among other items, the amendment or repeal of the Company's Restated Certificate of Incorporation or By-laws and the exercise of those powers reserved for other committees of the Board. Present members are E. J. Mooney (Chairman) H. G. Bernthal, C. W. Parry and W. A. Pogue. The Executive Committee did not meet in 1994.

  The Audit Committee. The Audit Committee, composed of five non-employee directors, is responsible for (i) reviewing the Company's accounting and auditing policies and practices, (ii) reviewing the appointment and discharge of independent auditors, (iii) reviewing the independence of the independent auditors, (iv) reviewing the scope and nature of the non-audit related services performed by the independent auditors, and (v) reporting to and making recommendations to the Board with respect to the foregoing. The Audit Committee generally meets with management, the internal auditors, and the independent auditors. The independent auditors and internal auditors have full and free access to the Audit Committee without management's presence to discuss internal accounting controls, results of audits, and financial reporting matters. Present members are C. W. Parry (Chairman), H. Corless, J. P. Frazee, Jr., F. A. Krehbiel and J. J. Shea. In 1994 the Audit Committee met three times.

  The Executive Compensation Committee. The Executive Compensation Committee, composed of four non-employee directors, is responsible for (i) recommending to the Board of Directors the compensation to be paid to the Chief Executive Officer, (ii) approving compensation of corporate officers who are also directors, (iii) consulting with the Chief Executive Officer on matters related to executive compensation, and (iv) administering the Company's Management Incentive Plan, stock option plans, Restricted Stock Plan, and Performance Share Plan. Present members are W. A. Pogue (Chairman), H. G. Bernthal, H. M. Dean and A. L. Kelly. In 1994 this Committee met two times.

  The Board Affairs and Nominating Committee. The Board Affairs and Nominating Committee, composed of four directors, three of whom are non-employee directors, is responsible for reviewing the qualifications of possible directors and submitting its recommendations to the Board of Directors to fill Board vacancies. Candidates for election to the Board submitted by shareholders will be considered by the Committee if sent to the Secretary with the candidate's qualifications. Present members are H. M. Dean (Chairman), H. G. Bernthal, W. A. Pogue, and E. J. Mooney. The Board Affairs and Nominating Committee met two times in 1994.

DIRECTORS' REMUNERATION AND RETIREMENT POLICIES

  Compensation of non-employee directors of the Company consists of an annual retainer of $25,000 plus $1,000 for each Board meeting attended, an additional $6,000 per year for membership on one or more Committees of the Board, and an additional fee of $6,000 per year to the Chairmen of the Audit Committee, Executive Compensation Committee and Board Affairs and Nominating Committee. Directors who are employees of the Company do not receive fees for service on the Board or any Committees.

  A deferred compensation plan is available to all non-employee directors under which they may defer all or a part of their annual retainer and committee and attendance fees for any year and receive, generally following retirement or at such time as the Board approves, the amount computed as set forth below, in five equal annual payments (or such other number of annual payments, not more than ten, as the Company elects). Deferred compensation accounts set up for directors who elect deferral are credited with the deferred amounts. These amounts are converted into share units based on the average of the month-end closing prices of the Company's common stock during the calendar year and credited with the dividend equivalents of the dividends a director would have received had the director owned shares of common stock equal to the share units in the director's account, also converted into share units on the same basis. At the end of the deferral period, units are converted into cash based on the average of the month-end closing prices of the Company's common stock during the year prior to or of payment.

  The Board of Directors has adopted a policy establishing the retirement date of each member of the Board to be the date of the Annual Meeting of Stockholders which next follows the earlier of either the date of retirement from employment by the Company or the date of the member's 70th birthday. Early retirement can be taken following the attainment of a non-employee director's 68th birthday. Such policy also provides that upon retirement from the Board, each non-employee director with at least five years of service on the Board shall be paid an annual amount equal to the annual retainer paid to non-employee directors multiplied by a factor, the numerator of which is the number of years of service on the Board, but not exceeding ten, and the denominator of which is ten, such annual payment to continue for the lifetime of the retired director. In 1993 the Board adopted a new retirement policy effective for all directors elected to the Board for the first time after October 1993. Present directors may choose to retire under the old policy or the new one. The new retirement policy also provides for payment of an amount equal to the annual retainer, multiplied by a fraction, the numerator of which is the number of years of service on the Board but not exceeding ten, and the denominator of which is ten, to be paid for a period not greater than ten years. However under the new policy, should a Director die prior to retirement or after retirement but before the ten year period has expired, the Director's spouse shall receive 50% of the payment amount for the lesser of life or the remainder of the ten year period.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  The Stock Option Plan for Non-Employee Directors (the "Directors Plan") provides for the grant of options to purchase up to 500,000 shares of Company common stock, subject to adjustment in certain events, to non-employee directors of the Company. Automatic grants of options to purchase 4,000 shares of the Company's common stock are made to each non-employee director of the Company on the date of each Annual Meeting from April, 1990 to May 1, 2000. The option price is the fair market value of the Company's common stock on the date of grant. Payment for the exercise of options may be made in cash or in shares of Company common stock that have been held by the director for at least six months.

  Each option extends for 10 years from the date of grant. Options terminate upon termination of service as a director, except that an optionee may exercise the option within five years following retirement under the Company's retirement policy for directors or termination of service as a director because of total and permanent disability. If the director dies while a director or within five years of retirement as a director, the option may be exercised within the longer of five years from the date of retirement or one year from the date of death by any person to whom the option passes by will or the laws of descent and distribution. For options granted before 1992, these exercise periods are three years. In all instances, however, the option must be exercised during the term of the grant.

  An optionee may elect to surrender an option and receive shares of common stock of the Company having a fair market value equal in value to the excess of the fair market value of the unpurchased shares over the option price of such shares. Any shares covered by an option which is surrendered shall not be available for future grant under the Directors Plan (but shares subject to options that are otherwise canceled or terminated will again become available for use under the Directors Plan). The Directors Plan may be terminated at any time or may, from time to time, be modified or amended by the Board of Directors except that Plan provisions shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Security Act or the rules thereunder.

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers and its retired Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                          LONG-TERM
                             ANNUAL COMPENSATION         COMPENSATION
                         ---------------------------- ------------------
                                                      AWARDS(2)  PAYOUTS
                                               OTHER  ---------- -------   ALL
                                              ANNUAL    SHARES            OTHER
                                              COMPEN- UNDERLYING  LTIP   COMPEN-
  NAME AND PRINCIPAL          SALARY   BONUS  SATION   OPTIONS   PAYOUTS SATION
       POSITION          YEAR   ($)   ($)(1)    ($)      (#)       ($)   ($)(3)
- -----------------------  ---- ------- ------- ------- ---------- ------- -------
E. J. Mooney, Chairman
of the Board,            1994 462,372 211,334  7,131    50,000         0 30,396
President & Chief        1993 390,000 176,982  7,969         0   230,693 27,508
Executive Officer        1992 364,000 200,200  8,887    58,000   225,494 25,558
W. S. Weeber             1994 280,000 110,964  3,067         0         0 18,774
Executive Vice Presi-
dent,                    1993 265,000 106,344  1,459         0   113,849 18,692
Operations Staff         1992 247,000  97,318    719    28,000   111,284 17,343
M. B. Harp               1994 280,000 108,500  3,067         0         0 18,774
Executive Vice Presi-
dent,                    1993 265,000 106,344  1,459         0   108,316 18,692
Operations               1992 235,000  92,825    719    28,000   105,876 16,501
P. Dabringhausen         1994 270,303  72,150  3,067         0         0 14,396
Group Vice President,
President                1993 253,525  68,695  1,459         0    63,746  9,794
Process Chemicals Divi-
sion                     1992 238,172  55,725    719    11,300    62,310  8,928
J. D. Tinsley            1994 227,019  71,008  3,067         0         0 15,019
Group Vice President,
President                1993 212,000  68,688  1,459         0    91,262 13,692
Water & Waste Treatment
Division                 1992 195,000  75,750    719    18,000    89,207 11,652
W. H. Clark              1994 400,000 168,480 10,944         0         0 21,791
Retired Chief Executive  1993 610,000 328,119 30,501         0   426,933 43,026
Officer                  1992 570,000 376,086 10,318   104,520   417,311 40,023

- ----------
(1) Amount represents Management Incentive Plan awards earned for stated year.
(2) Dividends are paid on restricted stock share units. Based on the closing stock price of $33.50 on December 31, 1994, the restricted stock holdings and their market value at the end of 1994 for each named executive officer are: E. J. Mooney--8,050 shares, $269,675; W. S. Weeber--4,510 shares, $151,085; M. B. Harp--4,210 shares, $141,035;
   P. Dabringhausen--1,990 shares, $66,665; J. D. Tinsley--1,910 shares, $63,985; W. H. Clark--0 shares.
(3) Allocations under the Nalco Employee Stock Ownership Plan, (ESOP), including comparable amounts under Excess ERISA Agreements. ESOP allocations are respectively: $10,058, $10,058, $10,058, $10,058, $10,058 and $10,058 for 1994. Amounts allocated under Excess ERISA agreements are respectively: $20,338, $8,716, $8,716, $4,339, $4,962 and $11,734 for 1994.

OPTION GRANTS IN LAST FISCAL YEAR

  The only option grant during 1994 to an Executive Officer named in the Summary Compensation Table is as follows:

                                                    POTENTIAL REALIZABLE
                                                   VALUE AT ASSUMED ANNUAL
                                                    RATES OF STOCK PRICE
                                                   APPRECIATION FOR OPTION
              INDIVIDUAL GRANTS(1)                         TERM(2)
- ------------------------------------------------- -------------------------
                      % OF
                      TOTAL
                     OPTIONS
         NUMBER OF   GRANTED
         SECURITIES    TO     EXERCISE
         UNDERLYING EMPLOYEES OR BASE
          OPTIONS   IN FISCAL  PRICE   EXPIRATION
 NAME     GRANTED     YEAR     ($/SH)     DATE    0%      5%        10%
- -------  ---------- --------- -------- ---------- --- ---------- ----------
E. J.
 Mooney    50,000     12.4    32.6875   4/20/04     0 $1,027,850 $2,604,775

- ----------
(1) The grant became exercisable on April 20, 1994.
(2) The dollar amounts under these columns are the difference between the option exercise price and assumed market prices at the end of the option term. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

  The following table provides information related to options exercised by the named executive officers during 1994 and the number and value of options held at year-end.

                                                                     VALUE OF
                                                                    UNEXERCISED
                                                                   IN-THE-MONEY
                                       NUMBER OF SHARES UNDERLYING  OPTIONS AT
                                         UNEXERCISED OPTIONS AT      YEAR-END
                    SHARES                    YEAR-END (#)            ($)(1)
                  ACQUIRED ON  VALUE   --------------------------- -------------
                   EXERCISE   REALIZED        EXERCISABLE/         EXERCISABLE/
      NAME            (#)       ($)           UNEXERCISABLE        UNEXERCISABLE
- ----------------  ----------- -------- --------------------------- -------------
E. J. Mooney        19,200    391,394           103,000/0             804,079/0
W. S. Weeber        14,301    284,064            33,200/0             452,786/0
M. B. Harp          46,200    717,173                 0/0                   0/0
P. Dabringhausen     9,700    140,646             6,000/0              80,062/0
J. D. Tinsley       30,800    565,493                 0/0                   0/0
W. H. Clark              0          0            80,400/0           1,072,833/0

- ----------
(1) Valued on the difference between $33.50 (the closing price on December 31, 1994) and the exercise price of the option.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

  The following table covers long term incentive compensation awards granted to the named executive officers during 1994.

                                 PERFORMANCE        ESTIMATED FUTURE PAYOUTS
                                   OR OTHER   ------------------------------------
                   NUMBER OF     PERIOD UNTIL  UNDER NON-STOCK PRICE BASED PLANS
                SHARES, UNITS OR  MATURATION  ------------------------------------
     NAME       OTHER RIGHTS (#)  OR PAYOUT   THRESHOLD (#) TARGET (#) MAXIMUM (#)
- --------------  ---------------- ------------ ------------- ---------- -----------
E. J. Mooney         6,218        1994/95/96      3,731       6,218       7,462
W. S. Weeber         3,769        1994/95/96      2,261       3,769       4,523
M. B. Harp           3,769        1994/95/96      2,261       3,769       4,523
P.
 Dabringhausen       2,455        1994/95/96      1,473       2,455       2,946
J. D. Tinsley        2,412        1994/95/96      1,447       2,412       2,894

- ----------
  Awards are denominated in shares of common stock of the Company under the Performance Share Plan ("PSP"). A 6%, 10% and 12% compounded increase in fully diluted net earnings per share is required to earn threshold, target and maximum payouts, respectively. If earned, half of the awards are to be paid in cash at the end of the performance period in an amount based on the average Company stock price during the last five days of the performance period, and the remaining shares to be paid in Company Common Stock are to vest three years after the end of the performance period contingent on continued employment. In the event of termination of employment due to death, disability, retirement or change in control, all unvested Common Stock already awarded shall vest immediately and shall be distributed to a participant or his beneficiary.

RETIREMENT INCOME PLAN AND SUPPLEMENTAL RETIREMENT INCOME PLAN

  The following table sets forth the annual benefits payable, with respect to specified final average earnings and years of service categories, under the Company's Retirement Income Plan and Supplemental Retirement Income Plan, before giving effect to any social security offset.

                               PENSION PLAN TABLE

                                                 YEARS OF SERVICE
FINAL AVERAGE                     ----------------------------------------------
EARNING                              15       20       25       30        35
- -------------                     -------- -------- -------- -------- ----------
$  125,000....................... $ 39,750 $ 53,000 $ 66,250 $ 76,188 $   86,125
   150,000.......................   47,700   63,600   79,500   91,425    103,350
   170,000.......................   54,060   72,080   90,100  103,615    117,130
   200,000.......................   63,600   84,800  106,000  121,900    137,800
   300,000.......................   95,400  127,200  159,000  182,850    206,700
   400,000.......................  127,200  169,600  212,000  243,800    275,600
   500,000.......................  159,000  212,000  265,000  304,750    344,500
   600,000.......................  190,800  254,400  318,000  365,700    413,400
   700,000.......................  222,600  296,800  371,000  426,650    482,300
   800,000.......................  254,400  339,200  424,000  487,600    551,200
   900,000.......................  286,200  381,600  477,000  548,550    620,100
 1,000,000.......................  318,000  424,000  530,000  609,500    689,000

  The credited years of participation at December 31, 1994 for each individual named in the cash compensation table are: E. J. Mooney, 26; W. S. Weeber, 28;
M. B. Harp, 23; P. Dabringhausen, 9; J. D. Tinsley, 30. W. H. Clark retired during 1994 with 34 credited years of service. The credited earnings are approximately the same as the salary and bonus set forth in the summary compensation table.

  The Plan uses a final average earnings formula based on the average annualized pay for the highest paid 48 months during the last 120 months before retirement. In general, the annual retirement income in the 10-year certain form of settlement at normal retirement date will be equal to 2% of "final average earnings" for each of the first 25 years of Plan participation plus 1.5% of "final average earnings" for each year over 25 years, less a prorated offset not to exceed 50% of the primary social security benefit at age 62, depending on years of Plan participation.

  The Company has entered into agreements with its officers, including those listed in the summary compensation table, to restore any benefits under the Retirement Income Plan and the Profit Sharing, Investment and Pay Deferral Plan and Employee Stock Ownership Plan ("ESOP") reduced by the Employee Retirement Income Security Act of 1974 and the Revenue Reconciliation Act of 1993. Any reductions in benefits will first be made in Retirement Plan accounts and then if necessary in the Profit Sharing, Investment and Pay Deferral Plan and ESOP accounts. Under these agreements, the Company also agrees to pay to the beneficiary of each executive officer an amount equal to one year's salary in the event of death.

KEY EXECUTIVE AGREEMENTS

  The Company has entered into Key Executive Agreements with those individuals listed in the summary compensation table, as an assurance to the Company and the officers of continuity of management in the event of any actual or threatened change in control of the Company. Under the Agreements, which become effective upon a change in control, the Company agrees to employ each executive for a three-year period thereafter (but not after age 62) in the capacity in which the executive was employed immediately prior thereto ("Employment Period"). During the Employment Period, the executive will be compensated, as detailed in the Agreements, in a manner comparable to his or her prior compensation and will be entitled to all opportunities for bonuses and other Company benefits provided for executives by the Company. In the event of termination of the executive (including resignation) as a result of a change in control or a significant change in the executive's authority or duties in effect immediately prior to the effective date of the Agreement, a reduction in total compensation opportunities, or a breach of the Agreement by the Company, the executive would be paid a lump sum equivalent to anticipated salary, bonuses and incentives for the remainder of the Employment Period, as well as any benefits that would have accrued, including those under profit sharing, ESOP, pension, stock option and insurance plans. The Company will pay any expenses associated with enforcement of an executive's rights under an Agreement, and will secure its obligations under the Agreements by an irrevocable letter of credit for the benefit of the executive.

DEATH BENEFIT AGREEMENTS

  The Company has also entered into Death Benefit Agreements ("Benefit Agreements") with those individuals listed in the summary compensation table, as an inducement to the executive officer to continue in the Company's employ and to provide the benefit of his or her advice after his or her retirement. Each Benefit Agreement provides for payment by the Company to the executive's beneficiaries of an amount equal to the executive's base annual salary as of his or her last day of work, if the executive dies (a) while employed by the Company and covered by a Benefit Agreement, or (b) any time after retirement and before reaching age 62 if a Benefit Agreement was in effect at retirement.

  The Company will pay a benefit equal to twice the executive's base annual salary as of his or her last day of work to the executive's beneficiaries if the executive dies after retirement and after reaching age 62 if a Benefit Agreement was in effect at the time of retirement. Payments under these Benefit Agreements will be made by the Company from its general funds. It is not necessary for a named executive officer to provide consulting services to the Company after retirement to be awarded benefits under the Benefit Agreement.

BENEFIT PROTECTION TRUSTS

  Four trust funds (the "Trusts") have been established to assist in accumulating the amounts necessary to satisfy the Company's contractual liabilities under the non-qualified benefit plans described herein, including the deferred compensation plan for directors. However, the Company shall remain primarily liable under the plans to pay benefits, and the Trusts' assets shall remain subject to the claims of the Company's general creditors.

  The Company may fund the Trusts at any time, but shall, no later than three business days after a change in control of the Company, fund the Trusts in an amount which at least equals the present value of all of the unpaid benefits under the Trusts. To determine this value, the actuarial assumptions stated in the Retirement Income Plan in effect on the first day of the Plan year in which a change in control occurs will be used. A Trust beneficiary's benefit under a plan shall be based on his or her service and compensation at the time of the change in control.

CHANGE IN CONTROL

  "Change in control" as used in the plans and agreements discussed herein generally means: (a) a merger, consolidation, reorganization or sale of all or substantially all of the Company's business or assets if less than 80% of the outstanding voting securities or other capital interests in the surviving or acquiring company is not owned in the aggregate by the stockholders of the Company immediately prior thereto; (b) the reported acquisition by any person or group of beneficial ownership of 20% or more of the outstanding voting securities of the Company; or (c) a change during any two-year period in a majority of the Board of Directors not approved by at least two-thirds of the prior Directors.

EXECUTIVE COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

 Executive Compensation Policy

  The Executive Compensation Committee ("Committee") of Nalco Chemical Company is comprised entirely of non-employee directors. The Committee is responsible for establishing and administering Nalco's compensation policies.

  Currently, the compensation program for executives consists of four principal elements listed in order of importance:

  1. A base salary that is kept competitive by utilizing various surveys provided or published by independent consultants from time to time. These surveys are executive compensation surveys for groups of manufacturing and service companies including representation from the chemical industry. The latest surveys consisted of two groups, the first with average sales of approximately $1.4 billion and average total market value of approximately $1.8 billion and the second with average sales of approximately $4.9 billion and average total market value of approximately $5 billion based on 1993 numbers. This compares with the Company's 1993 sales of $1.4 billion and total market value of $2.5 billion. Various size and performance measures, including return on equity, assets, sales and capital are used to compare survey companies to the Company and to judge the appropriateness of compensation comparisons. However, the Company's sales, earnings and earnings per share, as well as the individual executive's yearly performance and contribution to the Company's overall performance, are primarily considered in setting salaries. Base salaries for 1994 were set at the end of 1993. Disregarding the special charge against earnings in 1993, earnings from continuing operations and earnings per share increased by 5.3% and 5.0% respectively. Salary increases for Executive Officers averaged 6.2%.

  2. The Management Incentive Plan ("MIP") is an annual incentive plan that provides cash compensation based on the achievement of goals set by the Committee for the Company and the individuals that are approved by the Board of Directors for participation. For 1994, there were corporate performance goals for increases in sales and earnings as well as for strategic management performance. The individual management performance goals were set for each executive, depending on his or her particular responsibilities and strategic objectives for the year. For the MIP, sales, earnings and individual goals are weighted at 37.5%, 37.5% and 25% respectively. For 1994. Executive Officers earned 73% of the portion of their target award related to sales and earnings.

  3. The Performance Share Plan ("PSP") provides for awards based on long-term, per-share earnings goals of the Company that are approved by the Board of Directors. Awards are composed of Company common stock and/or cash and are based upon the Company's achievement of at least a threshold compounded increase in fully diluted net earnings per share during a three-year performance period. This plan provides for a threshold and maximum amount below and above the respective target amounts. The first three year performance period in this plan ended in December, 1994. Because the earnings goals were not met, none of the awarded performance shares were earned for this period. The Committee granted awards for the 1994-95-96 PSP cycle. A 6%, 10% and 12% compounded increase in fully diluted net earnings per share is required to earn threshold, target and maximum payouts, respectively for this cycle. The size of the initial awards to Executive Officers and the CEO are determined by the Executive Compensation Committee.

  4. Stock options are awarded from time to time. The Committee utilized an outside consulting firm to provide comparative data upon which the Committee based the grant amounts, taking into consideration individual positions and performance. Grants are intended to be competitive and provide long-term incentive motivation. Option prices are based on fair market value as of the grant date and the value of any particular option when exercised depends on the performance of the Company's common stock during the interim. Since the last major grant in 1992 that included most of the officers vests over a three year period, no grants were made to the five named Executive Officers in 1994, other than E. J. Mooney.

  The Committee tries to focus the executive compensation program to strengthen the overall performance of the Company by integrating both short-term and long-term performance goals. PSP long-term objective goals are based 100% on earnings performance. Once awards are made under an annual or long-term incentive plan, the Committee has no discretion to adjust them. No restricted stock grants have been awarded to Executive Officers since 1991.

  The Committee believes that rewarding executives through stock ownership tends to maximize shareholder value over the long term. Having an ongoing stock option program that provides stock to executives not only ties their financial well-being to that of the Company, but also allows them to realize the benefits of a stock price enhanced by their efforts. The Committee does not consider outstanding stock options when awarding current stock option grants.

 Chief Executive Officer Compensation

  The pay-for-performance philosophy of the Company's total compensation program outlined above also applies to Mr. E. J. Mooney, Nalco's Chief Executive Officer.

  In 1993, Nalco sales and earnings before extraordinary loss and effect of accounting change were up 1.1% and 5.3%, respectively. Because of the basic increase in Company performance and the strength of Mr. Mooney's performance, the Committee approved a 7.7% increase in his base salary in January 1993, while he was President and Chief Operating Officer of the Company. A 11.9% salary increase was approved effective May 1, 1994, after Mr. Mooney's election as CEO of the Company in April of 1994.

  The 1994 Management Incentive Plan award was based primarily on achievement of corporate performance goals for sales and earnings and Mr. Mooney's performance as determined by the Committee. Even though Mr. Mooney met his individual goals for 1994, he has earned 73% of the portion of his target award related to sales and earnings. As a result, the MIP award paid to Mr. Mooney was below the target amount. The total MIP payment Mr. Mooney received for 1994 was $211,334.

  Potentially, 60% to 70% of Mr. Mooney's base salary can come from performance related compensation plans such as the MIP and PSP. Because the 1994 MIP payout was below target levels and no performance shares were earned under the PSP, 31% of Mr. Mooney's cash compensation was based on performance related plans during 1994.

  Mr. Mooney received a stock option grant in April, 1994 after his election as CEO. The grant vested and was exercisable on April 20, 1994 at an exercise price of $32.6875 per share. The grant he received in 1992 became exercisable in equal portions beginning in 1993, 1994 and 1995 at an exercise price of $36 per share. Exercise prices for stock options are set at the fair market value of the Company's common stock on the date of grant. The size of stock option grants are based on the recommendations of an independent compensation consulting firm in order to provide a competitive level of stock options. No adjustments are permitted for awards except for the Committee's right to reduce any unvested portions of an award, should Mr. Mooneys performance decline, in the opinion of the Committee.

  During 1994, Mr. Mooney exercised stock options and realized value as stated in the table under "Option Grants in the Last Fiscal Year." These options were granted in 1985 and 1986. All options were issued at fair market value on the date of grant. Since the first grant of the exercised options, the Company's stock has appreciated by 158%.

  The Committee continues to monitor qualifying compensation paid to its Executive Officers for deductibility under the $1 million deduction limit for executive salaries. Included compensation did not exceed this limit in 1994 and is not expected to do so in 1995.

                      The Executive Compensation Committee

                        W. A. Pogue
                        H. M. Dean
                                            H. G. Bernthal
                                            A. L. Kelly

                         STOCK PRICE PERFORMANCE GRAPH

  THE GRAPH BELOW COMPARES CUMULATIVE TOTAL RETURN OF THE COMPANY, THE S&P 500 INDEX AND THE SPECIALTY CHEMICALS VALUE LINE INDEX (DIVIDENDS REINVESTED). THE GRAPH ASSUMES $100 WAS INVESTED ON DECEMBER 31, 1989 IN NALCO STOCK, THE S&P 500 INDEX AND THE SPECIALTY CHEMICAL VALUE LINE INDEX.



                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
 AMONG NALCO CHEMICAL, S&P 500 INDEX AND SPECIALTY CHEMICALS VALUE LINE INDEX


                                                         SPECIALTY
                                                         CHEMICALS
Measurement Period           NALCO          S&P          VALUE LINE
(Fiscal Year Covered)        CHEMICAL       500 INDEX    INDEX
- -------------------          ----------     ---------    ----------
Measurement Pt-
12/31/89                     $100.00        $100.00      $100.00
FYE 12/31/90                 $117.53        $ 96.89      $103.77
FYE 12/31/91                 $177.87        $126.42      $153.18
FYE 12/31/92                 $151.60        $136.05      $173.07
FYE 12/31/93                 $168.24        $149.76      $196.06
FYE 12/31/94                 $154.55        $151.74      $193.66


  There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company does not make or endorse any predictions as to future stock performance.

PROPOSAL 2.

                        APPROVAL OF INDEPENDENT AUDITORS

  Price Waterhouse was selected by the Board of Directors upon the recommendation of the Audit Committee to serve as independent auditors for the Company and its consolidated subsidiaries for 1995, and the stockholders' approval of such selection is requested. Representatives of Price Waterhouse are expected to be present at the Annual Meeting of Stockholders to make a statement if they so desire and to respond to appropriate questions. Ernst & Young was dismissed by the Board as the Company's auditors in February 1993, on the recommendation of the Audit Committee. Ernst & Young's reports on the Company's financial statements for the years ended December 31, 1991 and 1992 did not contain an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the Company for the years ended December 31, 1991 and 1992 and to the date of their dismissal, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to their satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its report. If the stockholders do not approve the auditors, the Audit Committee and the Board of Directors will reconsider the selection.

  The Board of Directors recommends a vote FOR Proposal 2.

                      SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on February 21, 1995 are entitled to vote at the meeting. On that date the Company had outstanding 67,974,388 shares of common stock, each of which is entitled to one vote, and 403,851 shares of ESOP Preferred Stock, each of which is entitled to 20 votes and will be converted upon retirement or separation from service into 20 shares of common stock (subject to adjustments in certain events). A quorum is a majority of the votes represented by the outstanding shares of stock of the Company either present at the meeting or represented by proxy. The common stock and the ESOP Preferred Stock will vote together as a single class on each of these Proposals, and the affirmative vote of a majority of the quorum is necessary to adopt any of the Proposals referred to herein. Abstentions and broker non-votes will each be treated as shares that are represented at the meeting for purposes of determining the presence of a quorum. Each is tabulated separately. Abstentions have the effect of votes against proposals presented to shareholders, whereas broker non-votes have no effect on the outcome.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows the number of shares of common stock and ESOP Preferred Stock owned beneficially (as defined by the Securities and Exchange Commission) by each director, director nominee and named executive officer and by all present directors and executive officers as a group (in each instance, amounting to less than 1% of the outstanding class) as of February 21, 1995 (as of December 31, 1994, as to shares held in the Profit Sharing, Investment and Pay Deferral Plan).

                                                                         ESOP
                                                               COMMON  PREFERRED
      NAME                                                     SHARES   SHARES
      ----                                                     ------- ---------
      J. L. Ballesteros.......................................       0
      H. G. Bernthal..........................................  20,400
      H. Corless..............................................  22,000
      P. Dabringhausen........................................  13,138      102
      H. M. Dean..............................................  21,000
      J. P. Frazee, Jr........................................  22,634
      M. B. Harp..............................................  66,888      154
      A. L. Kelly.............................................  15,067
      F. A. Krehbiel..........................................  24,000
      E. J. Mooney............................................ 200,467      159
      C. W. Parry.............................................  20,400
      W. A. Pogue.............................................  20,902
      J. J. Shea..............................................   9,000
      J. D. Tinsley...........................................  35,608      129
      W. S. Weeber............................................  68,328      159
      All Directors and Executive Officers as a Group......... 587,745      839

  The above amounts include common shares which are subject to outstanding stock options exercisable within 60 days of March 17 as follows: M. B. Harp, 28,000 shares; E. J. Mooney, 161,000 shares; W. S. Weeber, 52,000 shares; P. Dabringhausen, 11,300 shares; J. D. Tinsley, 18,000 shares; H. G. Bernthal, H. Corless, H. M. Dean, J. P. Frazee, Jr., F. A. Krehbiel, C. W. Parry, and W. A. Pogue, 20,000 shares each; A. L. Kelly, 12,000 shares; J. J. Shea, 8,000 shares; and directors and executive officers as a group, 453,100 shares. The table does not include ESOP Preferred Stock not held for the account of the foregoing individuals that the ESOP trustee is required to vote or dispose of in the manner and proportion in which allocated shares are directed to be voted or disposed of, or common shares into which any ESOP Preferred Stock may be converted.

SECURITY OWNERSHIP OF CERTAIN OWNERS

  Based on 13G filings received, the following listed companies are the only 5% or greater owners of its securities known to the Company.

                             NAME AND ADDRESS OF   AMOUNT AND NATURE OF PERCENT OF
   TITLE OF CLASS             BENEFICIAL OWNER     BENEFICIAL OWNERSHIP   CLASS
   --------------            -------------------   -------------------- ----------
   Common Shares            FMR Corp.                  8,815,059(1)       12.92%
                            82 Devonshire Street
                            Boston, MA 02109
   Common Shares            INVESCO PLC                6,642,340(2)         9.7%
                            11 Devonshire Square
                            London EC2M 4 YR
                            England

- ----------
(1) Edward C. Johnson, Chairman and FMR Corp., through its control of Fidelity Management and Research Company and the Fidelity Funds each has sole power to dispose of 8,302,280 shares (12.17%) beneficially owned by the Fidelity Management and Research Company. Voting power over these shares resides with the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 512,779 shares (0.75%). Edward C. Johnson and FMR Corp. have sole dispositive power over these shares, sole power to vote or direct the voting of 326,179 shares and no power to vote 186,600 shares. Edward C. Johnson, Chairman of FMR Corp., and Abigail P. Johnson each owns 24.9% of the outstanding voting common stock of FMR Corp. Various Johnson family members and trusts for the benefit of Johnson family members own FMR Corp. voting common stock. Those family members form a controlling group with respect to FMR Corp.
(2) INVESCO PLC and its subsidiaries, INVESCO North American Group, Ltd., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., and INVESCO Group Services Inc., have shared voting power and shared dispositive power of 6,642,340 shares.

                         STOCKHOLDER PROPOSAL DEADLINE

  Stockholder proposals, to be considered for inclusion in the proxy statement for the 1996 Annual Meeting of Stockholders, must be received by the Company by November 18, 1995.

                DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

  The Board of Directors presently knows of no other matters scheduled to be presented at the Annual Meeting. With respect to any other matter requiring a vote of the stockholders that may come before the Annual Meeting, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies authority to vote the same in respect of any such other matter in their discretion.

                              By Order of the Board of Directors

                              S. J. Gioimo
                              Secretary

Naperville, Illinois
March 17, 1995

NOTICE OF
ANNUAL
MEETING
         AND
PROXY
STATEMENT

THURSDAY, APRIL 20, 1995

NALCO CHEMICAL COMPANY
ONE NALCO CENTER, NAPERVILLE, ILLINOIS
60563-1198

- --------------------------------------------------------------------------------
P R O X Y

                             NALCO CHEMICAL COMPANY

               ONE NALCO CENTER, NAPERVILLE, ILLINOIS 60563-1198

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                    THE COMPANY FOR THE 1995 ANNUAL MEETING

The undersigned hereby appoints M. B. Harp and W. S. Weeber, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to represent and vote all the shares held by the undersigned at the Annual Meeting of Stockholders to be held at the Company's Corporate and Technical Center, One Nalco Center, Naperville, Illinois on Thursday, April 20, 1995, at 10:00 A.M., local time, or at any adjournments thereof, on all matters coming before said meeting.

                                          (Change of address/comments)
ELECTION OF CLASS I DIRECTOR:
  J. L. Ballesteros                       ____________________________
ELECTION OF CLASS II DIRECTORS:           ____________________________
  H. Corless                              ____________________________
  H. M. Dean
  E. J. Mooney

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES,
SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE
CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.    ------------
                                                                  SEE REVERSE
                                                                     SIDE
                                                                  -----------
- --------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

        IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON. WE URGE YOU TO COMPLETE AND MAIL YOUR PROXY CARD IN THE ENCLOSED
        ENVELOPE.

- -------------------------------------------------------------------------------
      Please mark your                                                 7824
 [X]  votes as in this
      example.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED FOR PROPOSALS 1 AND 2, AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.
- --------------------------------------------------------------------------------
                        DIRECTORS RECOMMEND A VOTE "FOR"
- --------------------------------------------------------------------------------
1. Election of           FOR*            WITHHOLD
   Directors             [_]               [_]
*FOR, except vote withheld from the following nominee(s):

Nominees for Director:
     H. Corless
     H. M. Dean
     E. J. Mooney
  J. L. Ballesteros

__________________________

2. Approval of           FOR     AGAINST     ABSTAIN
   Auditors              [_]       [_]         [_]
- --------------------------------------------------------------------------------
                                          --------------------------------------
                                            If you have noted
                                            comments on the other          [_]
                                            side of the card, please
                                            mark box at right.
                                          --------------------------------------

                                          Please sign exactly as name appears
                                          hereon and return promptly. Joint
                                          owners should each sign. When signing
                                          as attorney, executor, administrator,
                                          trustee or guardian, please give full
                                          title as such.

                                          _____________________________________


                                          _____________________________________
                                            SIGNATURE(S)                 DATE

- --------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .